Kaman Corporation Bloomfield, CT 06002 (860) 243-7100	NEWS

KAMAN REPORTS FIRST QUARTER 2007 RESULTS

BLOOMFIELD, Connecticut (May 3, 2007) - Kaman Corp. (NASDAQ:KAMN) today reported financial results for the first quarter ended March 30, 2007.

Net earnings for the first quarter of 2007 were $10.1 million, or $0.41 per share diluted, compared to $5.9 million, or $0.24 per share diluted, in the first quarter of 2006. The first quarter results for both 2007 and 2006 include a $2.5 million pretax charge for the SH-2G(A) helicopter program for Australia. The first quarter results for 2006 also include both deductible and non-deductible expenses for stock appreciation rights, partially offset by an adjustment to capitalize in-bound freight into inventory in the Industrial Distribution segment. Net sales for the first quarter of 2007 were $317.3 million, compared to $296.6 million in the first quarter of 2006.

Paul R. Kuhn, chairman, president and chief executive officer, said, “The progress we have been making continued in the quarter with sales for the first quarter of 2007 up 7.0% and net earnings up 70.2% over the first quarter of 2006. The principal thrust behind the strong performance for the quarter was significantly improved performance in the Aerospace Segment, driven by a strong market environment and the continued ramp-up of newer programs.”

Aerospace Segment sales for the first quarter of 2007 were $93.1 million, up 26.5% from the first quarter of 2006. Segment operating income, including the $2.5 million pretax charge in both periods for the Australia program, was $16.6 million for the first quarter of 2007, up 66.1% from $10 million in the first quarter of 2006 due to the newer programs and a favorable product mix. The segment operates in four principal units: Aerostructures, Fuzing, Helicopters, and Kamatics, including RWG. For the first quarter of 2007 compared to the first quarter of 2006:

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Aerostructures Division sales were $25.2 million, up 48.8% from $16.9 million in the previous year first quarter with both the Jacksonville and Wichita facilities contributing to the increase. Three major programs involving the Boeing C-17 military transport, the Sikorsky BLACK HAWK helicopter, and the Boeing 777 commercial airliner continued to perform well at Jacksonville. During the quarter, the Division delivered 20 BLACK HAWK cockpits, compared to 12 cockpits in the year-earlier period. Through 2006, orders for 110 cockpits were placed by Sikorsky, all of which are expected to be completed by mid-2007 at the current rate of production - and in February 2007, the division received a follow-on order for an additional 176 cockpits. Production of Boeing 777 subassemblies increased over the prior year quarter to a rate of approximately seven shipsets per month, commensurate with the increased build-rate for that aircraft. At Wichita, the Division continued to ramp up a number of previously reported programs awarded in 2006.

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Fuzing Division sales were $18.5 million, down 2.8% from $19.0 million in the previous year first quarter. The Division continued to work on a variety of issues related to the JPF manufacturing process that have resulted in periodic interruptions of program production. Management believes significant progress has been made in diagnosing and correcting technical issues, strengthening the reliability of the supply chain, and improving material flow.  These initiatives should allow us to achieve desired increases in production rates.

“Kaman Reports First Quarter 2007 Results”
May 3, 2007

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Helicopters Division sales were $17.4 million, up 51.8% from $11.5 million in the previous year first quarter. The higher sales are a result of a depot level maintenance and upgrade program for the Egyptian SH-2G(E) aircraft and the Sikorsky BLACK HAWK helicopter program involving fuselage joining and installation tasks and the production of certain mechanical subassemblies. During the quarter, the Division signed an agreement with Lockheed Martin Systems Integration that will provide an opportunity for the parties to work together to develop potential government programs involving the K-MAX helicopter and the K-MAX-based BURRO Unmanned Resupply Helicopter program. Work also continued toward completion of the 11 aircraft SH-2G(A) program for Australia.

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Kamatics Subsidiary sales, including RWG, were $32.0 million, up 22.2% from $26.2 million in the previous year first quarter. The unit achieved record sales and deliveries for the quarter, and ended the quarter with a record backlog. The business is actively working toward further penetration of both domestic and foreign markets. Sustained focus on process improvement and development of operating efficiencies allowed the company to manage its high level of order activity and backlog as well as maintain delivery schedules during the quarter.

Industrial Distribution Segment sales for the first quarter of 2007 were $173.4 million, up 1.7% from the first quarter of 2006. Segment operating income was $8.7 million in the first quarter of 2007, compared to $10.8 million (which includes the previously mentioned one-time benefit of $1.6 million) in the first quarter of 2006. The segment experienced a modest sales increase in a less certain economic environment compared to the prior year quarter. Despite the increase in sales, the segment experienced a decrease in operating income because the sales increase was not sufficient to cover increases in normal operating costs. During the first quarter of 2007, the segment was advised that it had won two national account competitions in addition to the two reported in the fourth quarter of 2006. When fully implemented, two of these four new accounts would be expected to be among the segment’s largest.

Music Segment sales for the first quarter of 2007 were $50.8 million, down 3.1% from the first quarter of 2006. Segment operating income was $1.6 million, up 24.9% from the first quarter of 2006 due to the Musicorp consolidation and segment-wide cost control initiatives. The retail market remained challenged as customers worked off the higher than expected year-end inventories that remained following a less than robust holiday selling season. As the quarter progressed, an unstable housing market, rising interest rates, and a return to higher gas prices continued to affect disposable income. Nevertheless, sales for several lines of percussion products increased during the quarter. The climate for the Music Segment is expected to remain uncertain for at least the next several months.

The company held its annual meeting of shareholders on April 17, 2007. At that meeting, shareholders re-elected two current directors, Eileen S. Kraus and Richard J. Swift. Shareholders also ratified the company's appointment of KPMG LLP as the company's independent registered public accounting firm.

A conference call has been scheduled for tomorrow, May 4, 2007 at 11:00 AM EDT. Listeners may access the call live over the Internet through a link on the home page of the company’s website at http://www.kaman.com. In its discussion, management will include certain non-GAAP measures related to company performance. A reconciliation of this information to GAAP will be provided in the exhibits to the conference call and will be available through the Internet link provided above. Please see the MD&A section of the company’s SEC Form 10-Q filed concurrent with the issuance of this release for greater detail on the quarters’ results and various company programs.

“Kaman Reports First Quarter 2007 Results”
May 3, 2007

Forward-Looking Statements
This release may contain forward-looking information relating to the company's business and prospects, including the Aerospace, Industrial Distribution and Music businesses, operating cash flow, and other matters that involve a number of uncertainties that may cause actual results to differ materially from expectations. Those uncertainties include, but are not limited to: 1) the successful conclusion of competitions for government programs and thereafter contract negotiations with government authorities, both foreign and domestic; 2) political conditions in countries where the company does or intends to do business; 3) standard government contract provisions permitting renegotiation of terms and termination for the convenience of the government; 4) domestic and foreign economic and competitive conditions in markets served by the company, particularly defense, commercial aviation, industrial production and the consumer market for music products; 5) satisfactory completion of the Australian SH-2G(A)program, including resolution of the current contract dispute with the Commonwealth; 6) receipt and successful execution of production orders for the JPF U.S. government contract including the exercise of all contract options and receipt of orders from allied militaries, as both have been assumed in connection with goodwill impairment evaluations; 7) in the EODC/University of Arizona litigation, successful defeat of the University’s appeal of the jury verdict in the company’s favor; 8) satisfactory resolution of (i) the company’s dispute with the U.S. Army procurement agency relating to warranty work for the FMU-143 program and (ii) the 2005 DCIS investigation of that program; 9) satisfactory results of negotiations with NAVAIR concerning purchase of the company's leased facility in Bloomfield, Conn.; 10) continued support of the existing K-MAX helicopter fleet, including sale of existing K-MAX spare parts inventory and in 2007, availability of a redesigned clutch assembly system; 11) cost growth in connection with environmental remediation activities at the Moosup facility and such potential activities at the Bloomfield facility; 12) profitable integration of acquired businesses into the company's operations; 13) changes in supplier sales or vendor incentive policies; 14) the effect of price increases or decreases; 15) pension plan assumptions and future contributions; 16) future levels of indebtedness and capital expenditures; 17) continued availability of raw materials in adequate supplies; 18) the effects of currency exchange rates and foreign competition on future operations; 19) changes in laws and regulations, taxes, interest rates, inflation rates, general business conditions and other factors; and 20) other risks and uncertainties set forth in the company's annual, quarterly and current reports, and proxy statements. Any forward-looking information provided in this report should be considered with these factors in mind. The company assumes no obligation to update any forward-looking statements contained in this release.

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Contact: Russell H. Jones
SVP, Chief Investment Officer & Treasurer
(860) 243-6307
Russell.Jones@kaman.com

“Kaman Reports First Quarter 2007 Results”
May 3, 2007

A summary of segment information follows:
Summary of Segment Information
(In millions)
	For the Three Months Ended

	March 30, 2007 (1)	March 31, 2006 (1)

Net sales:
Aerospace	$93.1	$73.6
Industrial Distribution	173.4	170.6
Music	50.8	52.4
	317.3	296.6

Operating income:
Aerospace	16.6	10.0
Industrial Distribution	8.7	10.8
Music	1.6	1.3
Corporate expense (2)	(9.4)	(10.4)

Operating income	17.5	11.7
Interest expense, net	(1.5)	(1.3)
Other expense, net	-	(0.3)

Earnings before income taxes	$16.0	$10.1

(1) The company has a calendar year-end; however, its first three fiscal quarters follow a 13-week convention, with each quarter ending on a Friday. The first quarters of 2007 and 2006 ended on March 30, 2007 and March 31, 2006 respectively.

(2) “Corporate expense” decreased for the quarter ended March 30, 2007 compared to the first quarter of 2006, as shown below:

	For the Three Months Ended

	March 30, 2007	March 31, 2006

Corporate expense before breakout items	$(6.3)	$(7.2)

Breakout items:
Stock appreciation rights	(0.2)	(1.3)
Pension expense	(0.1)	(0.7)
Supplemental employees' retirement plan	(1.5)	(1.3)
Group insurance	(1.3)	0.1

Corporate expense - total	$(9.4)	$(10.4)
-more-

“Kaman Reports First Quarter 2007 Results”
May 3, 2007

KAMAN CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands except per share amounts)

	For the Three Months Ended

	March 30, 2007	March 31, 2006

Net sales	$317,318	$296,637

Costs and expenses:
Cost of sales	228,189	215,292
Selling, general and
administrative expense	72,099	70,074
Net (gain) loss on sale of assets	42	(13)
Other operating income	(532)	(371)
Interest expense, net	1,518	1,258
Other expense (income), net	(42)	260
	301,274	286,500

Earnings before income taxes	16,044	10,137
Income tax expense	(5,969)	(4,217)

Net earnings	$10,075	$5,920

Net earnings per share:
Basic	$0.42	$0.25
Diluted	$0.41	$0.24

Average shares outstanding:
Basic	24,140	23,937
Diluted	25,105	24,887

Dividends declared per share	$0.125	$0.125

“Kaman Reports First Quarter 2007 Results”
May 3, 2007

KAMAN CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	March 30, 2007	December 31, 2006
Assets
Current assets:
Cash and cash equivalents	$9,930	$12,720
Accounts receivable, net	203,104	189,328
Inventories	231,823	231,350
Deferred income taxes	28,571	25,425
Other current assets	18,536	19,097
Total current assets	491,964	477,920
Property, plant and equipment, net	54,366	54,165
Goodwill	57,478	56,833
Other intangible assets, net	19,180	19,264
Deferred income taxes	15,791	14,000
Other, net	8,386	8,231
	$647,165	$630,413
Liabilities and shareholders' equity
Current liabilities:
Notes payable	$609	$-
Current portion of long-term debt	1,551	1,551
Accounts payable - trade	93,353	95,059
Accrued salaries and wages	17,094	26,129
Accrued pension costs	8,928	2,965
Accrued contract losses	10,486	11,542
Advances on contracts	9,575	10,215
Other accruals and payables	40,108	42,661
Income taxes payable	6,359	8,215
Total current liabilities	188,063	198,337
Long-term debt, excluding current portion	88,732	72,872
Other long-term liabilities	63,521	62,643
Shareholders' equity	306,849	296,561
	$647,165	$630,413

“Kaman Reports First Quarter 2007 Results”
May 3, 2007
KAMAN CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)

	For the Three Months Ended
	March 30, 2007	March 31, 2006
Cash flows from operating activities:
Net earnings	$10,075	$5,920
Depreciation and amortization	2,898	2,533
Change in allowance for doubtful accounts	(773)	(104)
Net (gain) loss on sale of assets	42	(13)
Stock compensation expense	539	1,639
Deferred income taxes	(4,409)	814
Changes in assets and liabilities, excluding effects of
acquisitions/divestitures:
Accounts receivable	(13,043)	(13,531)
Inventory	(31)	(5,048)
Other current assets	820	(1,160)
Accounts payable	4,186	(11,605)
Accrued contract losses	(1,165)	(3,225)
Advances on contracts	(641)	(3,542)
Accrued expenses and payables	(11,843)	(11,785)
Income taxes payable	(1,186)	(696)
Pension liabilities	1,266	3,126
Other long-term liabilities	5,642	1,403
Cash provided by (used in) operating activities	(7,623)	(35,274)

Cash flows from investing activities:
Proceeds from sale of assets	41	24
Expenditures for property, plant & equipment	(2,948)	(1,715)
Acquisition of businesses including earn out adjustment	(1,296)	(53)
Other, net	(580)	(178)
Cash provided by (used in) investing activities	(4,783)	(1,922)

Cash flows from financing activities:
Net borrowings (repayments) under revolving credit agreements	18,019	40,305
Debt repayment	(1,543)	(1,665)
Net changes in book overdraft	(5,857)	1,131
Proceeds from exercise of employee stock plans	1,758	983
Dividends paid	(3,018)	(2,988)
Debt issuance costs	(150)	-
Windfall tax benefit	307	55
Other	-	(11)
Cash provided by (used in) financing activities	9,516	37,810

Net increase (decrease) in cash and cash equivalents	(2,890)	614

Effect of exchange rate changes on cash and cash equivalents	100	97

Cash and cash equivalents at beginning of period	12,720	12,998

Cash and cash equivalents at end of period	$9,930	$13,709
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